Continental Building Products Announces Successful Refinancing of Term Loan and Credit Facility

Herndon, Virginia, August 18, 2016. Continental Building Products, Inc. (NYSE: CBPX) (the Company), a leading manufacturer of wallboard and gypsum-based products, announced today that it has closed on the refinancing of its existing term loan and revolving credit facility. The new borrowings consist of a $275 million senior secured term loan facility and a $75 million senior secured revolving credit facility. Borrowings under the new term loan will bear interest at a floating rate based on LIBOR, with a 0.75% floor, plus 2.75%, compared to the previous term loan which had a floating rate based on LIBOR, with a 1.00% floor, plus 3.00%. Additionally, the new term loan will have a final maturity in 2023, compared to the prior term loan which was due in 2020.
"We are pleased with the sustained cash flow generation in our business which has allowed us to establish a more efficient capital base," stated Dennis Schemm, Continental’s Chief Financial Officer. "This successful refinancing will allow us to further reduce our interest expense and extends the maturity of our long-term debt, while providing what we believe to be a more attractive capital base that better positions us to deliver on our long term objectives."
About Continental Building Products
Continental Building Products is a leading North American manufacturer of gypsum wallboard and complementary finishing products. The Company is headquartered in Herndon, Virginia with operations serving the residential, commercial and repair and remodel construction markets primarily in the eastern United States and eastern Canada. For additional information, visit www.continental-bp.com.
Forward-Looking Statements
This press release contains forward-looking statements. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year 2015 and its Quarterly Reports on Form 10-Q for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.
Contact Information:
Investor Relations:
Tel.: 703-480-3980
Investorrelations@continental-bp.com